Exhibit 1.18

Extract from the notice of the option offer

pursuant to Article 2437-quater (1) and (2) of the Civil Code

WHEREAS:

(i)
on 4 August 2023, the resolution of the Shareholders’ Meeting of Brembo S.p.A. (“Brembo” or the “Company”), held on 27 July 2023 (the “Shareholders’ Meeting”), which in extraordinary session approved the cross-border transformation of the Company, with the transfer of its registered office from Italy to the Netherlands (the “Cross-border Transformation”), and relevant and ensuing resolutions, was filed with the Bergamo Companies Register;

(ii)
Holders of Brembo shares (the “Shares”) who did not participate to the approval of the Cross-Border Transformation, being absent, abstaining or dissenting, shall be granted the right of withdrawal pursuant to Article 2437, paragraph 1, of the Italian Civil Code (the “Right of Withdrawal”), which may be exercised up to 19 August 2023 (included);

(iii)	The liquidation value of the Shares for which the Right of Withdrawal could be exercised was determined to be Euro 13.096 per Share, pursuant to Article 2437-ter, paragraph 3, of the Civil Code;

(iv)	the Right of Withdrawal has been validly exercised for a total of 4,436,622 Shares (the “Withdrawal Shares”), representing 1.32864% of the share capital of the Company;

(v)
Pursuant to Article 2437-quater, paragraph 1, of the Italian Civil Code, the liquidation of the Withdrawal Shares takes place, first and foremost, through the offer of the same to all Brembo shareholders holding Shares for which the Withdrawal Right has not been exercised; these shareholders, pursuant to Article 2437-quater, paragraph 3, of the Italian Civil Code, may also exercise their pre-emption right on the same Shares at the same time as the exercise of the option right;

(vi)	the notice of option offer of the Withdrawal Shares referred to in this abstract was filed on 30 August 2023 at Bergamo Companies’ Register.

In light of the foregoing

BREMBO OFFERS ON OPTION

Pursuant to Article 2437-quater, paragraphs 1 - 3, of the Italian Civil Code (the “Option Right Offer”), the Withdrawal Shares to all shareholders of the Company holding Shares for which the Right of Withdrawal has not been exercised (the “Entitled Shareholders”), in proportion to the number of Shares held by them at the end of the accounting day on 5 September 2023 (so-called record date)

In particular, each Share held is granted an option right (the “Option Right” and, collectively, the “Option Rights”), valid for the purchase of Withdrawal Shares in the ratio of:

No. 1 Withdrawal Share, for each No. 72 Option Rights.

The Option Rights, represented by the coupon No. 7 and identified by the ISIN code IT0005560617, are not tradable on any market or multilateral trading facility and will be satisfied limited to a whole number of Withdrawal Shares rounded down to the nearest whole number.

The Withdrawal Shares are offered at a unit price of Euro 13.096 per each Withdrawal Share (the “Offering Price”).

The acceptance period of the Offer within which the Entitled Shareholders, under penalty of forfeiture, may exercise the Option Right on the Withdrawal Shares as well as the right of pre-emption pursuant to Article 2437-quater, paragraph 3, of the Italian Civil Code (the “Right of Pre-emption”) runs from 4 September 2023 until 3 October 2023 (inclusive).

Acceptance of the Option Right Offer and the possible exercise of the Pre-emption Right must be made through the intermediaries participating in the centralized management system Monte Titoli S.p.A., by signing a specific form available at Brembo’s registered office and on the Company’s website at www.brembo.com, Investors, For Shareholders, Registered Office Relocation.

It should be noted that the Company’s controlling shareholder Nuova Fourb S.r.l. - as already announced by a Press Release on 20 June 2023 on the occasion of the announcement of the transaction - intends to support the Group’s global growth strategy and, therefore, the Cross-Border Transformation. To this end, with the aim of reducing the potential outlay by the Company for the repurchase of the Withdrawal Shares that are not purchased pursuant to Article 2437-quater of the Italian Civil Code, Nuova Fourb S.r.l. undertook to purchase Withdrawal Shares up to a maximum total countervalue of Euro 50,000,000, which may already take place in the context of this Offer.

Brembo shall announce the results of the Rights Offering, taking into account the exercise of the Pre-emption Right, if any, as well as the terms and conditions of payment and transfer of the Withdrawal Shares, by publishing a specific notice on Brembo’s website, at www.brembo.com, Investors, For Shareholders, Registered Office Relocation, on the authorized storage mechanism “1info-storage”, at www.1info.it, as well as, in abstract form, in the daily newspaper Il Sole 24 Ore.

2/3

All information relating to the terms and conditions of the Rights Offering and the exercise of the Pre-emption Right are contained in the Rights Offering Notice filed on 30 August 2023 with the Bergamo Companies Register and published on Brembo’s website, at www.brembo.com, Investors, For Shareholders, Registered Office Relocation, as well as on the authorized storage mechanism “1info-storage”, at www.1info.it, pursuant to the applicable pro tempore legal and regulatory provisions in force.

3/3